Exhibit 3.8
CERTIFICATE OF DECREASE
OF
THE SERIES B CONVERTIBLE PREFERRED STOCK
OF
NATURADE, INC.
     Naturade, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:
     1. The Certificate of Incorporation, as amended to date, of the Company authorizes 202,000,000 shares of capital stock, which consists of 150,000,000 shares of Common Stock, 2,000,000 shares of Non-Voting Common Stock, and 50,000,000 shares of Preferred Stock.
     2. The Board of Directors has duly adopted the following resolutions:
WHEREAS, by a Certificate of Designation filed in the office of the Secretary of State of the State of Delaware on December 20, 2001 (the “Series B Certificate Designation”), this corporation established a series of preferred stock, $0.0001 par value per share, designated as “Series B Convertible Preferred Stock” (the “Series B”), fixed the total number of shares of such series at 48,000,000, and established the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series; and
WHEREAS, there has been presented to this Board of Directors a proposed form of Certificate of Decrease (the “Certificate of Decrease”), which reduces the authorized number of shares of the Series B from 48,000,000 to 13,540,723;
NOW, THEREFORE, BE IT RESOLVED: That the Certificate of Decrease hereby is approved.
RESOLVED FURTHER: That each officer of this corporation hereby is authorized and directed, by and on behalf of this corporation and in its name, to execute the Certificate of Decrease and to cause the same to be filed with the Secretary of State of the State of Delaware, but with such changes therein as the officer filing the same shall deem to be necessary or advisable.
RESOLVED FURTHER: That each officer of this corporation hereby is authorized and directed, by and on behalf of this corporation and in its name, to execute and deliver such documents and to take such other actions as such officer may deem to be necessary or advisable to effect the purposes of the foregoing resolutions.
The next page is the signature page.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Decrease to be executed by its duly authorized officer on this twenty-second day of July, 2005.

NATURADE, INC.

By	/s/ Stephen M Kasprisin

Stephen M. Kasprisin,
Secretary